Exhibit 99.1

Executive Offices
One Parkway North Blvd.	For Further Information Contact:
Suite 100
Deerfield, IL 60015-2559	Cody Phipps
President and Chief Executive Officer
or
Fareed A. Khan
Sr. Vice President and Chief Financial Officer
United Stationers Inc.
(847) 627-7000

UNITED STATIONERS REPORTS THIRD QUARTER 2012 EARNINGS

DEERFIELD, Ill., Oct. 22, 2012 – United Stationers Inc. (NASDAQ: USTR), a leading North American wholesale distributor of business products, today reported third quarter 2012 earnings per share up 12% and operating cash flow of $107 million on relatively flat sales.

Third Quarter 2012 Financial Highlights

•	Net sales in the third quarter were $1.3 billion, flat compared with the prior-year quarter, after adjusting for one less selling day in the third quarter of 2012.

•	Diluted earnings per share were $0.91, compared with $0.81 in the prior-year quarter.

•	Net cash provided by operating activities in the third quarter of 2012 totaled $107.4 million, compared with $26.2 million in the prior-year quarter.

•	Gross margin in the third quarter of 2012 was up $4.0 million to $203.8 million, or 15.8% of sales, compared with $199.8 million, or 15.3% of sales, in last year’s third quarter.

•	Operating expenses in the quarter were $140.1 million, or 10.9% of sales, compared with $135.1 million, or 10.3% of sales in the prior-year quarter.

•	Operating income in the quarter was $63.6 million, or 4.9% of sales, compared with $64.6 million, or 4.9% of sales, in the year-ago quarter.

•	Net income was $36.8 million in 2012, compared with $35.8 million in the year-ago quarter.

•	Net cash provided by operating activities for the nine months ended September 30, 2012, totaled $155.7 million versus $99.5 million last year.

•

Cash paid for share repurchases for the nine months ended September 30, 2012, totaled $67.5 million for 2.4 million shares. On October 17, 2012, the board of directors approved a $0.14 per share cash dividend, an increase of 8%, to shareholders of record on December 14, 2012 and payable on January 15, 2013.

“Our third quarter results reflect solid progress on our ‘Winning-from-the-Middle’ strategy,” said Cody Phipps president and chief executive officer. “We drove strong EPS growth, solid cash generation and gross margin expansion. The acquisition of O.K.I. Supply extends our industrial platform in several highly complementary categories and creates compelling growth opportunities and operating efficiencies. In addition, we continued to drive organic growth in industrial and janitorial & breakroom and from our online and public sector initiatives while supporting our core independent and national accounts customers as they reposition themselves in a rapidly evolving marketplace.”

Third Quarter Performance

Sales per selling day in the third quarter of 2012 were flat, compared with last year. Sales growth in the industrial supplies and janitorial/breakroom categories were 7.0% and 2.3%, respectively, from last year. Office products showed improvement with 1.3% growth while technology and furniture category sales were down 4.5% and 2.9%, respectively, versus the prior year.

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United Stationers Reports Third Quarter 2012 Earnings

Gross margin in the third quarter of 2012, was up $4.0 million to $203.8 million, compared with $199.8 million for the same quarter a year ago. Gross margin as a percent of sales increased 56 bps to 15.8%, compared with the prior-year quarter. Gross margin was positively affected by lower cost of goods sold primarily driven by inventory purchase-related supplier allowances and lower advertising costs as well as ongoing War on Waste (WOW) initiatives. These improvements more than offset ongoing competitive pricing pressures.

Operating expenses for the latest quarter were $140.1 million or 10.9% of sales, compared with $135.1 million or 10.3% of sales in the same period last year. Operating expenses in the third quarter 2012 were affected by higher pension, health care, labor, and variable management compensation costs, partially offset by continued success with WOW efforts. In addition, the prior-year quarter included a favorable resolution of a non-income based tax liability.

Operating income for the latest quarter was $63.6 million or 4.9% of sales, compared with $64.6 million or 4.9% of sales in the same quarter last year.

Diluted earnings per share for the 2012 quarter were $0.91, compared with $0.81 in the year-ago quarter. Reduced interest expense, resulting from the expiration of higher fixed interest rate swap contracts, and ongoing stock repurchases, which lowered average shares outstanding, both benefited earnings per share.

Nine-Month Performance

Sales in the first nine months of 2012 were $3.8 billion, up 1.4%, after adjusting for one less selling day in 2012. This increase was due to growth in industrial supplies and janitorial/breakroom of 13.4% and 6.5%, respectively. Office products were near 1% growth while technology declined 4.5% and furniture declined 0.7%.

Gross margin for the first nine months of 2012 increased to $572.9 million or 14.9% of sales, compared with $566.4 million or 14.9% of sales in the same prior-year period. Gross margin was impacted by competitive pricing pressures that were offset by higher inventory purchase-related supplier allowances, increased advertising margins, and continued success from WOW initiatives.

Operating expenses in 2012 were $427.4 million or 11.1% of sales, including a charge of $6.2 million for facility closures and severance costs, compared with $413.9 million, or 10.9% of sales, last year, which included a non-cash $4.4 million equity compensation charge as well as a $1.6 million non-deductible, asset impairment charge with respect to the company’s equity investment in a managed print services business. Excluding these items, operating expenses in 2012 were $421.1 million(1) or 11.0%(1) of sales, compared with the prior year of $407.9 million(1) or 10.7%(1) of sales. Increased operating expenses in 2012 reflect higher pension, labor, and healthcare costs, partially offset by lower bad debt and continued WOW initiatives. In addition, the prior year included a favorable resolution of a non-income based tax liability.

Operating income for the first nine months of 2012 was $145.6 million or 3.8% of sales, compared with $152.4 million, or 4.0% of sales in the prior-year period. Excluding the items mentioned above, operating income in 2012 was $151.8 million(1) or 4.0%(1) of sales, compared with $158.5 million(1) or 4.2%(1) of sales in the prior year.

Diluted earnings per share for the first nine months of 2012 were $1.91 versus $1.77 in the same period last year. Excluding the items mentioned above, diluted earnings per share for the first nine months of 2012 rose 7.5% to $2.01(1), compared with $1.87(1) in the prior-year period.

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United Stationers Reports Third Quarter 2012 Earnings

Cash Flow, Debt Trends and Share Repurchases

Net cash provided by operating activities totaled $155.7 million for the latest nine-month period versus cash provided of $99.5 million a year ago. Through the six months ended June 30, 2012, net cash provided by operating activities was $48.3 million. The resulting $107.4 million in operating cash flows in the current year quarter were positively affected by lower working capital requirements, primarily from successful inventory management. Cash flow used in investing activities for the nine months ended September 30, 2012 totaled $20.1 million, down from $20.7 million in the prior-year period. Capital spending through the nine months ended September 30, 2012 was $20.3 million and is expected to be in the range of $30 million to $35 million for 2012.

The company has total committed funding sources of approximately $985 million. As of September 30, 2012, the company had total debt outstanding of $455.0 million, compared with $489.7 million as of September 30, 2011. As of September 30, 2012 and 2011, debt-to-total capitalization was 39.0% and 40.4%, respectively. Through the first nine months of 2012, the company repurchased 2.4 million shares for $67.5 million, and paid $16.1 million in dividends to shareholders.

“Our balance sheet, liquidity and cash flows remain strong,” said Phipps. “We have ample financial flexibility to make acquisitions like O.K.I. Supply, which enhance our growth platforms and provide a compelling return on our investment as well as support our diversification strategy. We are also pleased to be able to continue to return capital to investors including the increase in our dividend that was announced last week.”

Outlook

“We remain committed to our strategy and see attractive opportunities to profitably grow our business,” said Phipps. “In this rapidly evolving market, supporting our customers and supplier partners with a variety of solutions to help them succeed is more important than ever. That is why we continue to focus on initiatives that bring value to our customers while we drive the efficiency improvements that allow reinvestment in the business.”

Conference Call

United Stationers will hold a conference call followed by a question and answer session on Tuesday, October 23, 2012, at 10:00 a.m. CDT, to discuss third quarter 2012 results. To participate, callers within the U.S. and Canada should dial (888) 771-4371 and international callers should dial (847) 585-4405 approximately 10 minutes before the presentation. The confirmation number is “33239541.” To listen to the webcast, participants should visit the Investor Information section of the company’s website at ir.unitedstationers.com several minutes before the event is broadcast and follow the instructions provided to ensure that the necessary audio application is downloaded and installed. This program is provided at no charge to the user. In addition, interested parties can access an archived version of the call, also located on the Investor Information section of United Stationers’ website, about two hours after the call ends. This news release, along with a financial slide presentation and other information relating to the call, also will be available on United’s website.

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United Stationers Reports Third Quarter 2012 Earnings

Forward-Looking Statements

This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature. These statements are based on management’s current expectations, forecasts and assumptions. This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here. These risks and uncertainties include, but are not limited to the following: prevailing economic conditions and changes affecting the business products industry and the general economy; United’s ability to effectively manage its operations and to implement growth, cost-reduction and margin-enhancement initiatives; United’s reliance on key customers, and the risks inherent in continuing or increased customer concentration; United’s reliance on key suppliers and the supplier allowances and promotional incentives they offer; United’s reliance on independent resellers for a significant percentage of its net sales and, therefore, the importance of the continued independence, viability and success of these resellers; continuing or increasing competitive activity and pricing pressures within existing or expanded product categories, including competition from product manufacturers who sell directly to United’s customers; the impact of a loss of, or substantial decrease in, the availability of products or service from key vendors at competitive prices; United’s ability to maintain its existing information technology systems and the systems and eCommerce services that it provides to customers, and to successfully procure, develop and implement new systems and services without business disruption or other unanticipated difficulties or costs; the creditworthiness of United’s customers; United’s ability to manage inventory in order to maximize sales and supplier allowances while minimizing excess and obsolete inventory; United’s success in effectively identifying, consummating and integrating acquisitions; the risks and expense associated with United’s obligations to maintain the security of private information provided by United’s customers; the costs and risks related to compliance with laws, regulations and industry standards affecting United’s business; the availability of financing sources to meet United’s business needs; United’s reliance on key management personnel, both in day-to-day operations and in execution of new business initiatives; and the effects of hurricanes, acts of terrorism and other natural or man-made disruptions.

Shareholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For additional information about risks and uncertainties that could materially affect United’s results, please see the company’s Securities and Exchange Commission filings. The forward-looking information in this news release is made as of this date only, and the company does not undertake to update any forward-looking statement. Investors are advised to consult any further disclosure by United regarding the matters discussed in this release in its filings with the Securities and Exchange Commission and in other written statements it makes from time to time. It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete.

Company Overview

United Stationers Inc. is a leading wholesale distributor of business products, with 2011 net sales of $5.0 billion. The company stocks a broad and deep line of approximately 100,000 items on a national basis, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, and industrial supplies. A network currently comprised of 60 distribution centers allows it to deliver these products to over 25,000 reseller customers. This network, combined with United’s depth and breadth of inventory, enables the company to ship most products overnight to more than 90% of the U.S. and major cities in Mexico. For more information, visit www.unitedstationers.com.

United Stationers’ common stock trades on the NASDAQ Global Select Market under the symbol USTR.

(1) This is non-GAAP information. A reconciliation of these items to the most comparable GAAP measures is presented at the end of this news release. Except as noted, all references within this news release to financial results are presented in accordance with U.S. Generally Accepted Accounting Principles.

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United Stationers Reports Third Quarter 2012 Earnings

United Stationers Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(unaudited)

(in thousands, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Net sales	$1,288,675	$1,310,029	$3,836,032	$3,804,110
Cost of goods sold	1,084,917	1,110,278	3,263,086	3,237,748

Gross profit	203,758	199,751	572,946	566,362

Operating expenses:
Warehousing, marketing and administrative expenses	140,117	135,117	427,389	413,917

Operating income	63,641	64,634	145,557	152,445

Interest expense	4,708	6,972	18,944	20,094

Other expense	—	100	—	410

Income before income taxes	58,933	57,562	126,613	131,941
Income tax expense	22,169	21,783	47,708	50,879

Net income	$36,764	$35,779	$78,905	$81,062

Net income per share - diluted	$0.91	$0.81	$1.91	$1.77

Weighted average number of common shares – diluted	40,530	44,202	41,229	45,718

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United Stationers Reports Third Quarter 2012 Earnings

United Stationers Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands, except share data)

	(unaudited) As of September 30,		(audited) As of December 31,
	2012	2011	2011
ASSETS
Current assets:
Cash and cash equivalents	$21,147	$10,489	$11,783
Accounts receivable, net	669,014	699,174	659,215
Inventories	643,597	615,506	741,507
Other current assets	29,679	26,839	48,093

Total current assets	1,363,437	1,352,008	1,460,598

Property, plant and equipment, net	127,227	127,078	129,438
Goodwill	328,061	328,061	328,061
Intangible assets	52,492	57,573	56,285
Other long-term assets	20,549	20,392	20,500

Total assets	$1,891,766	$1,885,112	$1,994,882

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$443,022	$410,811	$499,265
Accrued liabilities	192,287	174,325	193,572
Short-term debt	110,000	6,800	—

Total current liabilities	745,309	591,936	692,837

Deferred income taxes	15,696	21,059	14,750
Long-term debt	345,036	482,923	496,757
Other long-term liabilities	74,946	68,035	85,859

Total liabilities	1,180,987	1,163,953	1,290,203

Stockholders’ equity:
Common stock, $0.10 par value; authorized – 100,000,000 shares, issued –74,435,628 shares in 2012 and 2011	7,444	7,444	7,444
Additional paid-in capital	400,678	413,173	409,190
Treasury stock, at cost – 34,137,367 and 31,834,490 shares at September 30, 2012 and 2011, respectively, and 32,281,847 shares at December 31, 2011	(963,471)	(891,545)	(908,667)
Retained earnings	1,316,112	1,230,656	1,253,118
Accumulated other comprehensive loss	(49,984)	(38,569)	(56,406)

Total stockholders’ equity	710,779	721,159	704,679

Total liabilities and stockholders’ equity	$1,891,766	$1,885,112	$1,994,882

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United Stationers Reports Third Quarter 2012 Earnings

United Stationers Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(unaudited) (in thousands)

	For the Nine Months Ended September 30,
	2012	2011
Cash Flows From Operating Activities:
Net income	$78,905	$81,062
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,216	25,822
Share-based compensation	5,243	13,072
Loss on the disposition of plant, property and equipment	60	28
Impairment of equity investment	—	1,635
Amortization of capitalized financing costs	749	728
Excess tax benefits related to share-based compensation	(411)	(3,397)
Deferred income taxes	(4,135)	4,387
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(9,342)	(71,662)
Decrease in inventory	98,605	67,747
Decrease in other assets	17,822	2,879
(Decrease) increase in accounts payable	(46,880)	12,135
Decrease in checks in-transit	(9,093)	(23,232)
Increase (decrease) in accrued liabilities	3,973	(5,346)
Decrease in other liabilities	(6,008)	(6,369)

Net cash provided by operating activities	155,704	99,489
Cash Flows From Investing Activities:
Capital expenditures	(20,322)	(20,786)
Proceeds from the disposition of property, plant and equipment	195	62

Net cash used in investing activities	(20,127)	(20,724)
Cash Flows From Financing Activities:
Net (repayments) borrowings under debt arrangements	(41,721)	77,923
Repayment of debt	—	(370,000)
Proceeds from the issuance of debt	—	340,000
Net (disbursements) proceeds from share-based compensation arrangements	(1,162)	11,486
Acquisition of treasury stock, at cost	(67,507)	(137,669)
Payment of cash dividends	(16,101)	(11,955)
Excess tax benefits related to share-based compensation	411	3,397
Payment of debt fees and other	(138)	(2,727)

Net cash used in financing activities	(126,218)	(89,545)

Effect of exchange rate changes on cash and cash equivalents	5	(32)

Net change in cash and cash equivalents	9,364	(10,812)
Cash and cash equivalents, beginning of period	11,783	21,301

Cash and cash equivalents, end of period	$21,147	$10,489

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United Stationers Reports Third Quarter 2012 Earnings

United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Income, Net Income and Diluted Earnings Per Share

(unaudited)

(in thousands, except per share data)

	For the Nine Months Ended September 30,
	2012		2011
	Amount	% to Net Sales	Amount	% to Net Sales
Net sales	$3,836,032	100.00%	$3,804,110	100.00%

Gross profit	$572,946	14.94%	$566,362	14.89%

Operating expenses	$427,389	11.14%	$413,917	10.88%
Facility closures and severance charge	(6,247)	(0.16)%	—	—
Equity compensation – CEO transition	—	—	(4,409)	(0.12)%
Asset impairment charge	—	—	(1,635)	(0.04)%

Adjusted operating expenses	$421,142	10.98%	$407,873	10.72%

Operating income	$145,557	3.80%	$152,445	4.01%
Operating expense item noted above	6,247	0.16%	6,044	0.16%

Adjusted operating income	$151,804	3.96%	$158,489	4.17%

Net income	$78,905		$81,062
Operating expense item noted above, net tax	3,873		4,367

Adjusted net income	$82,778		$85,429

Diluted earnings per share	$1.91		$1.77
Per share operating expense item noted above	0.10		0.10

Adjusted diluted earnings per share	$2.01		$1.87

Adjusted diluted earnings per share — growth rate over the prior year period	7.5%

Weighted average number of common shares — diluted	41,229		45,718

Note: Adjusted Operating Expenses, Operating Income, Net Income and Earnings Per Share for the nine months ended September 30, 2012, exclude the effects of a $6.2 million charge related to facility closures and severance cost. In addition, the results for the nine months ended September 30, 2011, were adjusted to exclude the effects of an equity compensation charge related to a transition agreement with the former chief executive officer and a non-deductible asset impairment charge. Generally Accepted Accounting Principles require that the effects of this item be included in the Condensed Consolidated Statements of Income. Management believes that excluding these items results in an appropriate comparison of the Company’s ongoing operating results. It is helpful to provide readers of the financial statements with a reconciliation of these items to the Condensed Consolidated Statements of Income reported in accordance with Generally Accepted Accounting Principles.

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